Exhibit 99.1

FOR RELEASE, Thursday, December 15, 2005	For Further Information Contact:
1:30 p.m. Pacific Standard Time	Kelly Masuda, Investor Contact
(310) 893-7434 or kmasuda@kbhome.com
Caroline Shaw, Media Contact
(310) 231-4142 or cshaw@kbhome.com
KB HOME REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2005 RESULTS
Fourth Quarter EPS Up 59% to $3.51; Backlog Increases 40% to $6.76 Billion
Company Repurchases Two Million Shares During the Quarter
2005 Revenues Increase 34% to $9.44 Billion; EPS of $9.53, Up 67%
Company Reaffirms 2006 Earnings Guidance of $11.25 Per Diluted Share
Board Authorizes New 10-Million-Share Repurchase Plan; Increases Dividend 33%
     Los Angeles, CA, December 15, 2005 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its fourth quarter and fiscal year ended November 30, 2005. Highlights include:
•	Total revenues rose 32% in the fourth quarter of 2005 to $3.15 billion, reflecting a 33% year-over-year increase in housing revenues fueled by a 16% increase in unit delivery volume and a 15% increase in the average unit selling price. Fourth quarter net income rose 66% from the year-earlier period to $310.6 million, driven by revenue growth and an improved operating margin. Diluted earnings per share for the fourth quarter increased 59% to $3.51.

•	For the full year, KB Home delivered 37,140 homes and generated total revenues of $9.44 billion, exceeding 2004’s record levels by 17% and 34%, respectively. Net income for 2005 increased 75% year-over-year to $842.4 million, and diluted earnings per share rose 67% to $9.53. The Company’s revenues have grown at a compound annual rate of 19% over the past five years, and diluted earnings per share have increased at a compound rate of 29% over the same period.

•	Unit and dollar backlog at November 30, 2005 increased 27% and 40%, respectively, from year-end 2004 levels. Year-end backlog exceeded 25,000 units for the first time in the Company’s history, representing potential future revenues of $6.76 billion. Based on the growing backlog and strong overall financial results, the Company reaffirms earnings expectations of $11.25 per diluted share for 2006, an 18% increase from 2005 results.

•	KB Home repurchased two million shares of its common stock during the fourth quarter of 2005 at an aggregate price of $129.4 million, exhausting its existing board-authorized repurchase plan. On December 8, 2005, the Company’s directors authorized the repurchase of an additional 10 million shares of the Company’s common stock. The board also increased the annual cash dividend on the Company’s common stock by 33% to $1.00 per share.

•	On September 1, 2005, the Company completed the sale of substantially all the assets of its mortgage banking operations to the nation’s leading home loan lender, Countrywide Financial Corporation. In a separate transaction, the two companies established Countrywide KB Home Loans, a 50-50 joint venture that represents the first large-scale collaboration between a national builder and lender. Countrywide KB Home Loans began providing mortgage banking services to the Company’s homebuyers on September 1, 2005.

•	KB Home entered into a new five-year $1.50 billion revolving credit facility on November 22, 2005. The new facility, which may be increased under certain circumstances up to $2.00 billion, increases the Company’s revolving-credit borrowing capacity by 50% at more attractive interest rates. The Company’s liquidity measures at November 30, 2005 continued to improve, with just $84 million in borrowings outstanding under its new credit facility and a debt-to-capital ratio of 46.4%, representing the lower end of the Company’s targeted range. Net of cash, the Company’s leverage ratio was 44.8% at November 30, 2005.
     “We extended our trend of strong, consistent financial performance in the fourth quarter of 2005 and completed another successful year, delivering 37,140 homes and posting revenues approaching $10 billion,” said Bruce Karatz, chairman and chief executive officer. “Our revenues and earnings have grown at double-digit compound annual rates over the past five years as a direct result of our consistent execution of a disciplined operational business model that has steered our homebuilding operations through geographic expansion, product diversification and greater customer satisfaction. Entering 2006, we plan to continue to operate under our proven operational and financial disciplines to drive shareholder value. In addition to the strengths within our business, economic factors, including positive job growth and demographic trends in the markets we serve, support our favorable outlook and earnings projection of $11.25 per share for 2006.”
     Company-wide revenues reached $3.15 billion for the quarter ended November 30, 2005, increasing $770 million or 32% from $2.38 billion in the year-earlier quarter, largely as a result of revenue growth within the Company’s homebuilding operations. Fourth quarter housing revenues grew 33% to $3.14 billion, up from $2.36 billion in the year-earlier period, on a 16% increase in unit deliveries to 11,946 from 10,285 in the fourth quarter of 2004 and a 15% increase in the overall average unit selling price to $262,700 from $229,200 in the 2004 fourth quarter. The average selling price rose in each of the Company’s geographic regions with increases ranging from 4% in the Central region to 35% in the Southwest.
     Higher housing revenues and a significantly improved operating margin boosted fourth quarter construction operating income by 66% to $492.8 million, up from $297.6 million in the year-earlier quarter. The Company’s construction operating income margin expanded 310 basis points in the period, to 15.7% from 12.6% in the fourth quarter of 2004. The increased margin reflected improvement in both the Company’s housing gross margin, which rose to 27.1% in the 2005 fourth quarter from 25.1% in the year-earlier period and in selling, general and administrative expenses as a percentage of housing revenues, which decreased to 11.4% in the 2005 fourth quarter from 12.6% in the fourth quarter of 2004. The substantial improvement in margins and overhead propelled the Company’s pretax margin to 15.3% in the fourth quarter of 2005, up 360 basis points from 11.7% for the fourth quarter of 2004. The Company’s net income climbed to $310.6 million in the fourth quarter of 2005, up from $186.7 million in the year-earlier period, mainly due to higher revenues and a higher operating margin. Earnings per diluted share in the 2005 fourth quarter rose 59% to $3.51, up from $2.21 in the prior year period, as the impact of higher pretax earnings was partially offset by an increase in the Company’s effective income tax rate, which rose to 35% in 2005 from 33% in 2004, and a greater average number of diluted shares outstanding.
     “The recent actions by our board in authorizing a new share repurchase program and increasing the dividend on our common stock demonstrate KB Home’s on-going commitment to translating operational success into enhanced value for our shareholders,” said Karatz. “The Company’s growth and sustained profitability have allowed us to opportunistically repurchase 45 million shares since 1999 and raise our dividend for the third consecutive year while maintaining a healthy financial position.”
     The Company generated 9,747 net orders in the 2005 fourth quarter, up 15% from 8,516 net orders in the year-earlier period. Unit backlog rose 27% to 25,722 units at November 30, 2005 from 20,280 units at November 30, 2004, while backlog value grew by $1.95 billion or 40%, to approximately $6.76 billion at November 30, 2005 from approximately $4.82 billion at November 30, 2004. Year-end backlog values increased by more than 25% over 2004 levels in each of the Company’s geographic regions in the United States and France.
     “KB Home generated more than 42,000 net orders for new homes in 2005,” said Karatz, “driving our year-end backlog to a new record high. This backlog provides great support for our 2006 financial projections. While year-over-year net order comparisons posted double-digit increases in each quarter of the year, our net order growth moderated in the fourth quarter. Nevertheless, visible ongoing demand for the Company’s diverse array of first-time, move-up, luxury and active-adult products suggests that we can expect a healthy growth rate in our markets across the country in 2006, trending toward lower, long-term normalized levels.”
     For the year ended November 30, 2005, the Company delivered 37,140 homes, a 17% increase from 31,646 homes delivered in 2004. Total revenues reached $9.44 billion in 2005, up 34% from $7.05 billion in the corresponding period of 2004. Net income for the full 2005 year rose 75% to $842.4 million, up from $480.9 million a year ago. Diluted earnings per share for the period rose 67% to $9.53, up from $5.70 per diluted share in 2004.
     “With another successful year behind us, several new initiatives are energizing our prospects for 2006,” added Karatz. “Our recently-launched KB Urban division will offer medium-to-high-density housing opportunities in city centers. Our first collaboration with Martha Stewart Living Omnimedia, Inc. will launch a 650 unit community in North Carolina. Our entry into Louisiana will help rebuild vital housing stock in an area recently devastated by hurricanes. And our Countrywide KB Home Loans joint venture will continue to provide a wide array of financing options to our homebuyers. Each of these initiatives is an extension of our efforts to provide high quality services and add to the exciting range of choices KB Home customers across the country have come to expect.”

The Conference Call on the Fourth Quarter 2005 earnings will be broadcast live TOMORROW at 8:00 a.m. Pacific Standard Time, 11:00 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the largest homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit http://www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, but not limited to, changes in national, regional, local or general economic conditions, conditions in the capital, credit and homebuilding markets, material prices and availability, labor costs and availability, interest rates and the Company’s debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors (including weather, natural disasters or similar environmental events), government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, and the continued impact of terrorist activities and U.S. response, unanticipated violations of Company policy, unanticipated legal or regulatory proceedings or claims or other events outside of the Company’s control. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2004 and its other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to the Company’s business. The Company does not have a specific policy or intent of updating or revising forward-looking statements.
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Twelve Months and Three Months Ended November 30, 2005 and 2004
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2005	2004	2005	2004
Total revenues	$9,441,650	$7,052,684	$3,150,140	$2,380,597

Construction:
Revenues	$9,410,282	$7,008,267	$3,145,673	$2,368,758
Costs and expenses	(8,053,286)	(6,233,568)	(2,652,859)	(2,071,136)

Operating income	1,356,996	774,699	492,814	297,622

Interest income	4,210	3,918	1,178	940
Interest expense, net of amounts capitalized	(18,872)	(18,154)	(8,145)	(3,521)
Minority interests	(77,827)	(69,049)	(22,280)	(27,875)
Equity in pretax of unconsolidated joint ventures	20,316	17,600	9,863	8,336

Construction pretax income	1,284,823	709,014	473,430	275,502

Financial services:
Revenues	31,368	44,417	4,467	11,839
Expenses	(27,241)	(35,729)	(2,725)	(8,807)
Other	6,841	—	6,841	—
Equity in pretax of unconsolidated joint venture	230	—	230	—

Financial services pretax income	11,198	8,688	8,813	3,032

Total pretax income	1,296,021	717,702	482,243	278,534

Income taxes	(453,600)	(236,800)	(171,600)	(91,800)

Net income	$842,421	$480,902	$310,643	$186,734

Basic earnings per share	$10.29	$6.14	$3.75	$2.39

Diluted earnings per share	$9.53	$5.70	$3.51	$2.21

Basic average shares outstanding	81,888	78,316	82,930	78,144

Diluted average shares outstanding	88,425	84,356	88,414	84,450

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	August 31,	November 30,
	2005	2005	2004
ASSETS

Construction:
Cash and cash equivalents	$144,783	$60,153	$190,660
Receivables	580,931	492,870	513,974
Inventories	6,128,342	5,743,820	4,143,254
Investments in unconsolidated joint ventures	275,378	240,666	168,425
Deferred income taxes	220,814	207,439	217,618
Goodwill	242,589	245,030	249,313
Other assets	124,150	147,368	142,252

	7,716,987	7,137,346	5,625,496

Financial services	29,933	100,854	210,460

Total assets	$7,746,920	$7,238,200	$5,835,956

LIABILITIES AND STOCKHOLDERS’ EQUITY

Construction:
Accounts payable	$892,727	$788,480	$749,050
Accrued expenses and other liabilities	1,338,626	946,977	810,913
Mortgages and notes payable	2,463,814	2,701,430	1,975,600

	4,695,167	4,436,887	3,535,563

Minority interests in consolidated subsidiaries and joint ventures	144,951	136,951	127,040

Financial services	55,131	60,403	117,672

Stockholders’ equity	2,851,671	2,603,959	2,055,681

Total liabilities and stockholders’ equity	$7,746,920	$7,238,200	$5,835,956

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2005 and 2004
(In Thousands)

	Twelve Months		Three Months
	2005	2004	2005	2004
Construction revenues:

Housing	$9,364,803	$6,957,548	$3,138,714	$2,357,403
Commercial	5,202	22,834	—	6,108
Land	40,277	27,885	6,959	5,247

Total	$9,410,282	$7,008,267	$3,145,673	$2,368,758

	Twelve Months		Three Months
	2005	2004	2005	2004
Costs and expenses:

Construction and land costs
Housing	$6,852,541	$5,285,619	$2,288,882	$1,764,936
Commercial	3,077	17,697	—	4,721
Land	32,521	22,540	6,107	3,440

Subtotal	6,888,139	5,325,856	2,294,989	1,773,097
Selling, general and administrative expenses	1,165,147	907,712	357,870	298,039

Total	$8,053,286	$6,233,568	$2,652,859	$2,071,136

	Twelve Months		Three Months
	2005	2004	2005	2004
Interest expense:

Interest incurred	$183,842	$141,470	$51,286	$39,865
Interest capitalized	(164,970)	(123,316)	(43,141)	(36,344)

Interest expense	$18,872	$18,154	$8,145	$3,521

	Twelve Months		Three Months
	2005	2004	2005	2004
Other information:

Depreciation and amortization	$20,382	$21,848	$4,739	$6,379
Amortization of previously capitalized interest	104,056	78,808	36,349	24,624

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2005 and 2004

	Twelve Months		Three Months
	2005	2004	2005	2004
Average sales price:
West Coast	$460,500	$411,500	$473,400	$436,700
Southwest	265,600	202,600	289,100	213,800
Central	157,600	151,300	163,100	156,700
Southeast	215,100	171,700	233,900	176,600
France	206,300	211,500	196,500	220,700

Total	$252,100	$219,900	$262,700	$229,200

	Twelve Months		Three Months
	2005	2004	2005	2004
Unit deliveries:
West Coast	6,624	5,383	2,331	1,740
Southwest	7,357	7,478	1,809	2,141
Central	9,866	9,101	3,238	3,127
Southeast	7,162	4,975	2,312	1,667
France	6,131	4,709	2,256	1,610

Total	37,140	31,646	11,946	10,285

Unconsolidated joint ventures:	509	931	81	330

	Twelve Months		Three Months
	2005	2004	2005	2004
Net orders:
West Coast	7,411	6,209	1,693	1,489
Southwest	8,233	8,167	1,706	1,737
Central	10,753	9,434	2,151	1,828
Southeast	8,495	7,023	1,960	1,746
France	7,513	5,445	2,237	1,716

Total	42,405	36,278	9,747	8,516

Unconsolidated joint ventures:	401	856	245	108

	November 30, 2005		November 30, 2004
(Dollars in thousands)	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog data:
West Coast	4,254	$2,045,476	3,467	$1,523,380
Southwest	5,428	1,562,698	4,552	1,005,990
Central	4,945	751,589	4,058	598,198
Southeast	5,613	1,324,410	4,280	824,370
France	5,482	1,079,954	3,923	866,983

Total	25,722	$6,764,127	20,280	$4,818,921

Unconsolidated joint ventures:	387	$80,883	495	$87,765